Exhibit 3(i)

State of Maryland	Martin O'Malley
Governor
Department of
Assessments and Taxation	Robert E. Young
Director
Charter Division
Paul B. Anderson
Administrator

Date: 07/07/2014

VENABLE LLP
A. COHEN
SUITE 9 00
75 0 E. PRATT STREET
BALTIMORE MD 21202

THIS LETTER IS TO CONFIRM ACCEPTANCE OF THE FOLLOWING FILING:

ENTITY NAME	: SIGULER GUFF SMALL BUSINESS CREDIT OPPORTUNITIES FUND, INC.
DEPARTMENT ID	: D15950116
TYPE OF REQUEST	: ARTICLES OF INCORPORATION
DATE FILED	: 07-07-2014
TIME FILED	: 04:26 PM
RECORDING FEE	: $100.00
ORG. & CAP FEE	: $20.00
EXPEDITED FEE	: $70.00
COPY FEE	: $27.00
FILING NUMBER	: 1000362006675955
CUSTOMER ID	: 0003111062
WORK ORDER NUMBER	: 0004327642

PLEASE VERIFY THE INFORMATION CONTAINED IN THIS LETTER. NOTIFY THIS DEPARTMENT IN WRITING IF ANY INFORMATION IS INCORRECT. INCLUDE THE CUSTOMER ID AND THE WORK ORDER NUMBER ON ANY INQUIRIES. EVERY YEAR THIS ENTITY MUST FILE A PERSONAL PROPERTY RETURN IN ORDER TO MAINTAIN ITS EXISTENCE EVEN IF IT DOES NOT OWN PERSONAL PROPERTY. A BLANK RETURN WILL BE MAILED BY FEBRUARY OF THE YEAR FOR WHICH THE RETURN IS DUE.

Charter Division
Baltimore Metro Area (410) 767-1350
Outside Metro Area (888) 246-5941

301 West Preston Street-Room 801-Baltimore, Maryland 21201-2395
Telephone (410)767-4950 / Toll free in Maryland (888)246-5941
MRS (Maryland Relay Service) (800)735-2258 TT/Voice- Fax (410)333-7097
Website : www.dat.state.md.us

ENTITY TYPE :	ORDINARY BUSINESS - STOCK
STOCK :	Y
CLOSE :	N
EFFECTIVE DATE :	07-07-2014
PRINCIPAL OFFICE :	CSC-LAWYERS INCORPORATING SERVICE COMPANY
7 ST. PAUL STREET, SUITE 1660
BALTIMORE MD 21202
RESIDENT AGENT :	CSC-LAWYERS INCORPORATING SERVICE COMPANY
7 ST. PAUL STREET, SUITE 1660
BALTIMORE MD 21202

ARTICLES OF INCORPORATION
OF
SIGULER GUFF SMALL BUSINESS CREDIT OPPORTUNITIES FUND, INC.

Article I
Incorporation

The undersigned, Terri Liftin, whose address is 825 Third Avenue, 10th Floor, New York, New York 10022, being at least eighteen years of age, does hereby form a corporation under the general laws of the State of Maryland.

Article II
Name of Corporation

The name of the corporation (which is hereinafter called the "Corporation") is Siguler Guff Small Business Credit Opportunities Fund, Inc.

Article III
Corporate Purposes

The Corporation is formed for the following purpose or purposes:

A.	To conduct, operate, and carry on the business of a closed-end, management investment company that, subject to making such election, has elected to be treated as a business development company, pursuant to the Investment Company Act of 1940, as amended ("1940 Act"); provided, however, that the Corporation may cease to be treated as a business development company upon compliance with the requirements of the 1940 Act with respect thereto; and

B.	To exercise and enjoy all powers, rights and privileges granted to and conferred upon corporations by the Maryland General Corporation Law (the "MGCL") now or hereafter in force.

Article IV
Address of Principal Office

The address of the principal office of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

Article V
Name and Address of Resident Agent

The name and address of the resident agent of the Corporation in the State of Maryland is CSC- Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

Article VI
Shares of Stock

A.	The total number of shares of all classes of stock which the Corporation has authority to issue is ten million (10,000,000) shares of common stock, $.001 par value per share (the ^^ "Common Stock"), having an aggregate par value of $ 10,000.

B.	No holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

C.	All shares of the Corporation's authorized stock, when issued for such consideration as the Board of Directors of the Corporation (the "Board of Directors") may determine, shall be fully paid and nonassessable.

D.	The Board of Directors may, by adoption of a resolution or Bylaw, impose restrictions upon the transferability by stockholders of shares of the Corporation's stock.

E.	No shares of the Corporation's stock shall have any conversion or exchange rights or privileges.

F.	Except as otherwise required under the 1940 Act, voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock. Each holder of a full or fractional share of Common Stock shall be entitled, in the case of full shares, to one vote for each such share and, in the case of fractional shares, to a fraction of one vote corresponding to the fractional amount of each such fractional share, in each case based upon the number of shares registered in such holder's name on the books of the Corporation on the record date fixed for such purpose.

G.	Any assets of the Corporation distributed to the stockholders shall be distributed among such stockholders, in cash or in kind, at the option of the directors, in proportion to the number of foil and fractional shares of Common Stock held by them and recorded on the books of the Corporation on the record date fixed for such purpose.

H.	Each holder of shares of stock shall, upon demand, disclose to the Corporation such information with respect to direct or indirect holdings of such shares as the directors or any officer or agent of the Corporation designated by the directors deem necessary to comply with provisions of the Internal Revenue Code of 1986 applicable to the Corporation, to comply with requirements of any other appropriate taxing authority, or to comply with the provisions of the 1940 Act or of the Employee Retirement Income Security Act of 1974, as any of said laws may be amended from time to time.

I.	Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Article VII
Board of Directors

The number of directors of the Corporation shall be two (2), which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL. The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are George Siguler and Kevin Kester.

Article VIII
Management of the Corporation's Affairs

A.	All corporate powers and authority of the Corporation shall be vested in and exercised by, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors except as otherwise provided by statute, the charter of the Corporation (the "Charter"), or the Bylaws of the Corporation (the "Bylaws").

B.	The Board of Directors shall have the exclusive power to adopt, alter, or repeal the Bylaws.

C.	Subject to the provisions of the MGCL, the Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders. No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by applicable law or the Bylaws.

D.	The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation. To the extent not prohibited by law or by this Charter or the Bylaws, the Board of Directors may delegate the power to make such determinations to any one or more of the directors or officers of the Corporation, its investment adviser, administrator, custodian, or depositary of the Corporation's assets, or another agent of the Corporation appointed for such purposes.

E.
The Board of Directors shall have the power to authorize distributions, including dividends, from any legally available funds in such amounts, and in a manner and to the stockholders of record as of such a date, as the Board of Directors may determine.

Article IX
Majority of Votes

Except as otherwise provided by this Charter, the 1940 Act or the MGCL, notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Article X
Limitation on Liability; Indemnification

A.	To the maximum extent permitted by the laws of Maryland (but not in violation of any applicable requirement or limitation of the 1940 Act), in each case as currently in effect or as may hereafter be amended:

1.	No present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages; and

2.	The Corporation shall have the power to obligate itself to indemnify and to advance expenses as provided in the Bylaws of the Corporation to its present and past directors, officers, employees and agents (including any person or firm appointed by the Corporation to serve as investment adviser or any similar function), and persons who are serving or have served at the request of the Corporation in similar capacities.

B.	No amendment, alteration, or repeal of this Article or the adoption, alteration, or amendment of any other provision of this Charter or the Bylaws inconsistent with this Article, shall adversely affect any limitation on liability or indemnification of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal, or adoption.

*****

Article XI
Amendments

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

In Witness Whereof, I have signed these Articles of Incorporation and acknowledge the same to be my act this 7 day of July, 2014.

/s/ Terri Liftin
Name: Terri Liftin
Title: Authorized Signatory

I hereby consent to my designation in this document as resident agent for this

CSC-Lawyers Incorporating Company

SIGNED:
Resident Agent

CORPORATE CHARTER APPROVAL SHEET
** EXPEDITED SERVICE **         ** KEEP WITH DOCUMENT **

DOCUMENT CODE	02	BUSINESS CODE	Affix Barcode Label Here
#

Close	Stock	Nonstock

P. A.	Religious

Merging (Transferor)
			Affix Barcode Label Here

Surviving (Transferee)

New Name

		FEES REMITTED
	Base Fee:	100	Change of Name
	Org. & Cap. Fee:	20	Change of Principal Office
	Expedite Fee:	70	Change of Resident Agent
	Penalty:		Change of Resident Agent Address
	State Recordation Tax:		Resignation of Resident Agent
	State Transfer Tax:		Designation of Resident Agent
1	Certified Copies	27	and Resident Agent's Address
	Copy Fee:		Change of Business Code
	Certificates
	Certificate of Status Fee:		Adoption of Assumed Name
	Personal Property Filings:
	Mail Processing Fee:
	Other:		Other Changes(s)

	TOTAL FEES:	217

						Code	063
Credit Card		Check	✓		Cash
						Attention		A. Cohen
	Documents on			Check
Mail: Names and Address

Approved By:

Keyed By:

COMMENT(S) :

Stamp Work Order and Customer Number HERE